UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                         (Amendment No.1 - Final Filing)


                               EP MEDSYSTEMS, INC.
                              ---------------------
                                (Name of Issuer)


                          Common Stock, Par Value $.001
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    26881P103
                            ------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

                                   SCHEDULE 13G
                                                       -------------------
-----------------------
CUSIP No. 26881P103                                       Page 2 of 17 Pages
-----------------------                               ------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [X]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         221,880
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         221,880
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,880
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.0%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            PN
===============================================================================

                                       SCHEDULE 13G
-------------------------------
CUSIP No. 26881P103                                 Page 3 of 17 Pages
--------------------------------             -------------------------------

============ ==================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Ltd.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY
---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   British Virgin Islands
-----------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-----------------------------------------------------------------------------
6  SHARED VOTING POWER
         183,688
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         183,688
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     183,688
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                  [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.7%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            CO
===============================================================================

                                 SCHEDULE 13G
----------------------------               ------------------------------------
CUSIP No. 26881P103                              Page 4 of 17 Pages
----------------------------               ------------------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         221,880
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
              0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         221,880
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         221,880
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                 [  ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.0%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
             CO
==================================================----=========================

                                       SCHEDULE 13G
------------------------------                     ----------------------------
CUSIP No. 26881P103                                     Page 5 of 17 Pages
-----------------------------                      ----------------------------

============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         183,688
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         183,688
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     183,688
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.7%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            CO
===============================================================================

                                       SCHEDULE 13G
-----------------------------            -----------------------------
CUSIP No. 26881P103                              Page 6 of 17 Pages
-----------------------------            -----------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         SC Fundamental, LLC
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         221,880
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         221,880
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     221,880
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.0%
-------------------------------------------------------------------------------
TYPE OF REPORTING PERSON*
            OO
===========================================================================

                                    SCHEDULE 13G
-----------------------------------                ----------------------------
CUSIP No. 26881P103                                  Page 7 of 17 Pages
------------------------------------               ----------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC-BVI Partners
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         183,688
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         183,688
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     183,688
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                    [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             1.7%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            PN
===============================================================================

                                        SCHEDULE 13G
-----------------------------              ------------------------------------
CUSIP No. 26881P103                                 Page 8 of 17 Pages
--------------------------------           ------------------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter M. Collery
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------=====-------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         405,568
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         405,568
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     405,568
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                            [ ]
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.7%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            IN
===============================================================================

                                   SCHEDULE 13G
--------------------------------            -----------------------------------
CUSIP No. 26881P103                                Page  9 of 17 Pages
--------------------------------             ----------------------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Neil H. Koffler
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [x]
                                                              (b)  [  ]
-----------------------------------------------------------------------------
3  SEC USE ONLY

-----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
5  SOLE VOTING POWER
                  0
-------------------------------------------------------------------------------
6  SHARED VOTING POWER
         405,568
-------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
                  0
-------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         405,568
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     405,568
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                              [ ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             3.7%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
            IN
===============================================================================

                                                           Page 10  of 17 Pages
                            SCHEDULE 13G
Item 1.

                  (a)      Name of Issuer:

                           EP Medsystems, Inc.

                  (b)      Address of Issuer's Principal Executive Office:

                           100 Stierli Court
                           Suite 107
                           Mount Arlington, NJ  07856


Item 2.  Name of Person Filing

                  (a)      Name of Person Filing:

                           The SC Fundamental Value Fund, L.P. ("Fund")
                           SC Fundamental Value BVI, Ltd. ("BVI Fund")
                           SC Fundamental Inc.       ("SC")
                           SC Fundamental Value BVI, Inc. ("BVI Inc.")
                           SC Fundamental, LLC ("SCFLLC")
                           SC-BVI Partners ("SC-BVI")
                           Peter M. Collery ("Collery")
                           Neil H. Koffler ("Koffler")


                  (b)      Address of Principal Office:

                           10 East 50th Street
                           New York, New York
10022
                           (c)      Citizenship/Organization:

                           Fund - Delaware
                           BVI Fund - British Virgin Islands
                           SC - Delaware
                           BVI Inc. - Delaware
                           SCFLLC - New York
                           SC-BVI Partners - Delaware
                           Collery - United States
                           Koffler - United States

                                                   Page 11 of 17 Pages

                  (d)      Title Class of Securities:

                           Common Stock, Par Value $.001

                  (e)      CUSIP Number:  26881P103


Item 3. If this Statement is filed pursuant to ss.ss. 240.13(d)-1(b or 240.13d-2(b) or (c), check whether the person filing is a:

         If this Statement is filed pursuant to ss.240.13(d)-1(c), check this box [x].


Item 4.  Ownership.

                  I.  Fund, SCFLLC and SC

                  (a)      Amount Beneficially Owned: Fund, SCFLLC and SC

SCFLLC, as the general partner of Fund, and SC, as the corporate member and manager of SCFLLC, may be deemed to share with Fund the power to vote or direct the vote and to dispose or to direct the disposition of the 221,880 shares of Common Stock of which Fund is the direct beneficial owner.

                  (b)      Percent of Class:  2.0%

                  (c)      Number of Shares to Which Such Person Has:

                             (i) Sole voting power - 0 (ii) Shared  voting power
                            - 221,880
                           (iii)  Sole   dispositive   power  -  0  (iv)  Shared
                            dispositive power - 221,880

                  II. BVI Fund, BVI Inc. and SC-BVI Partners

                  (a) Amount Beneficially Owned: BVI Fund, BVI Inc. and SC-BVI Partners

                  BVI Inc., as the managing general partner of SC-BVI Partners, and SC-BVI Partners, as the investment manager of BVI Fund, may be deemed to share with BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 183,688 shares of Common Stock of which BVI Fund is the direct beneficial owner.

                  (b)      Percent of Class:  1.7%

                                                            Page 12 of 17 Pages

                  (c)      Number of Shares to Which Such Person Has:

                             (i)   Sole voting power - 0
                             (ii)  Shared voting power - 183,688
                             (iii) Sole dispositive power  -  0
                             (iv)  Shared dispositive power - 183,688


                  III. Collery and Koffler

                  (a)      Amount Beneficially Owned: Collery and Koffler


                  Collery, by virtue of his status as principal member of SCFLLC, the general partner of Fund, and as the controlling stockholder, director and executive officer of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of the 221,880 shares of Common Stock of which Fund is the direct beneficial owner. Koffler by virtue of his status as employee member of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of the 221,880 shares of Common Stock of which Fund is the direct beneficial owner.

                  Collery, by virtue of his status as a controlling stockholder, director and executive officer of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 183,688 shares of Common Stock of which BVI Fund is the direct beneficial owner. Koffler, by virtue of his status as executive officer of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of the 183,688 shares of Common Stock of which BVI Fund is the direct beneficial owner.

                  (b)      Percent of Class:  3.7%

                  (c)      Number of Shares to Which Such Person Has:

                              (i)    Sole voting power - 0
                              (ii)   Shared  voting power - 405,568
                              (iii)  Sole dispositive power  -  0
                              (iv)   Shared Dispositive power - 405,568

                                                  Page 13 of 17 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

         Fund, SCFLLC, SC, BVI Fund, BVI Inc., SC-BVI, Collery and Koffler ceased to be beneficial owners of five percent or more of the Issuer's Common Stock. Therefore, this Amendment No. 1 is a final filing.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  Not Applicable.


Item 7. Identification and Classification of Members of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

                  Not Applicable.


Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable.


Item 9.  Notice of Dissolution of Group.

                  Not Applicable.


Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                                           Page 14 of 17 Pages

Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  January 20, 2000

THE SC FUNDAMENTAL VALUE FUND, L.P.
By:  SC FUNDAMENTAL, LLC.,
         as General Partner


       /s/ Neil H. Koffler
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)


SC FUNDAMENTAL VALUE BVI, LTD.
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner of
     Investment Manager


        /s/ Neil H. Koffler
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)


SC FUNDAMENTAL INC.


BY:      /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery
         Vice President (1)

SC FUNDAMENTAL VALUE BVI, INC.


BY:  /s/ Neil H. Koffler
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
         Vice President (1)

                                                      Page 15 of 17 Pages

SC FUNDAMENTAL, LLC
BY:  SC FUNDAMENTAL INC., AS MANAGER


BY:  /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery,
         Vice President (1)


SC-BVI PARTNERS
BY:      SC FUNDAMENTAL VALUE BVI, INC.,
         AS MANAGING GENERAL PARTNER


BY:      /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery,
         Vice President (1)


         /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery


         /s/ Neil H. Koffler
         Neil H. Koffler



(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The powers of attorney for Mr. Collery were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                            Page 16 of 17 Pages


                                    Exhibit A

                             JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of EP Medsystems, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 20th day of January, 2000.


THE SC FUNDAMENTAL VALUE FUND, L.P.
By:  SC FUNDAMENTAL, LLC.,
         as General Partner


       /s/ Neil H. Koffler
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)



SC FUNDAMENTAL VALUE BVI, LTD.
BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner of
     Investment Manager


        /s/ Neil H. Koffler
By:  Neil H. Koffler, as Attorney-in-Fact
     for Peter M. Collery, Vice President (1)


SC FUNDAMENTAL INC.

BY:      /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery
         Vice President (1)

                                               Page 17 of 17 Pages


SC FUNDAMENTAL VALUE BVI, INC.


BY:  /s/ Neil H. Koffler
     Neil H. Koffler as Attorney-
     in-Fact for Peter M. Collery,
         Vice President (1)


SC FUNDAMENTAL, LLC
BY:  SC FUNDAMENTAL INC., as Manager


BY:  /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery,
         Vice President (1)


SC-BVI PARTNERS
BY:      SC FUNDAMENTAL VALUE BVI, INC.,
         As Managing General Partner


BY:      /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery,
         Vice President (1)


         /s/ Neil H. Koffler
         Neil H. Koffler as Attorney-
         in-Fact for Peter M. Collery


         /s/ Neil H. Koffler
         Neil H. Koffler



(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Powers of Attorney for Mr. Collery were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.